Exhibit (a)(5)

U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING COMMON SHARES HELD BY U.S. HOLDERS AND ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A.

(PROVIDA PENSION FUND ADMINISTRATOR INC.)

PURSUANT TO THE U.S. OFFER TO PURCHASE

DATED AUGUST 29, 2013

BY

METLIFE CHILE ACQUISITION CO. S.A.

AN INDIRECT WHOLLY-OWNED SUBSIDIARY

OF

METLIFE, INC.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON

SEPTEMBER 27, 2013, UNLESS THE U.S. OFFER IS EXTENDED.

August 29, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by MetLife Chile Acquisition Co. S.A., a Chilean closed corporation (sociedad anónima cerrada) (“Purchaser”) that is an indirect wholly-owned subsidiary of MetLife, Inc., a Delaware corporation (“MetLife”), to act as Information Agent in connection with the offer (the “U.S. Offer”) to purchase:

(i) up to 100% of the issued and outstanding Common Shares, without par value, of Administradora de Fondos de Pensiones Provida S.A. (“Provida”), a Chilean corporation (sociedad anónima) (collectively the “Common Shares” and each a “Common Share”), that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended), and

(ii) up to 100% of the outstanding American Depositary Shares of Provida, each representing fifteen (15) Common Shares (collectively the “ADSs” and each an “ADS”), from all holders, wherever located,

for U.S. $6.1476 per Common Share, and U.S. $92.2140 per ADS, in each case, in cash, without interest, payable in U.S. dollars (or in Chilean pesos upon a valid election by a tendering security holder), and less the amount of any fees, expenses and withholding taxes that may be applicable, upon the terms set forth in the U.S. Offer to Purchase, dated as of August 29, 2013 (the “U.S. Offer to Purchase”), and in the related the Common Share Acceptance Letter and ADS Letter of Transmittal, as applicable.

YOUR PROMPT ACTION IS REQUESTED. THE U.S. OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 27, 2013 (THE “EXPIRATION DATE”).

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:

1.	The U.S. Offer to Purchase, dated as of August 29, 2013;

2.	A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions in regard to the U.S. Offer;

3.	The ADS Letter of Transmittal with enclosed IRS Form W-9, to be used by ADS holders to accept the U.S. Offer;

4.	A Notice of Guaranteed Delivery, to be used by ADSs holders to accept the U.S. Offer if the procedures set forth in the U.S. Offer to Purchase to tender ADSs cannot be completed prior to 11:59 p.m., New York City time, on the Expiration Date; and

5.	A return envelope addressed to The Bank of New York Mellon (the “U.S. Tender Agent”).

The ADS Letter of Transmittal is not for use by holders of Common Shares. Holders of Common Shares, should (i) properly complete and duly execute a Common Share Acceptance Letter, which is attached to the U.S. Offer to Purchase as Exhibit (a)(2) and is also available from D.F. King & Co., Inc. (the “U.S. Information Agent”) at the address and telephone number set forth at the end of this letter, (ii) submit the Common Share Acceptance Letter to the U.S. Tender Agent and (iii) deliver, or cause to be delivered, the Common Shares through the system of the DCV to the applicable subaccount maintained by the U.S. Tender Agent at Banco Itaú Chile S.A., as Chilean custodian for the U.S. Tender Agent. All of the above steps must be completed prior to 11:59 p.m., New York City time, on the Expiration Date in order for your tender to be valid.

Your attention is directed to the following:

1.	The U.S. Offer commenced on August 29, 2013 and will expire at 11:59 p.m., New York City time, on September 27, 2013, unless extended.

2.	No subsequent offering period pursuant to Rule 14d-11 of the Exchange Act is currently contemplated following the expiration of the initial offering period of the U.S. Offer.

3.	Simultaneously with the U.S. Offer, Purchaser is making an offer in accordance with the mandatory tender offer rules of the Republic of Chile to purchase up to 100% of the Common Shares from all holders of Common Shares, wherever located (the “Chilean Offer,” and together with the U.S. Offer, the “Offers”), for the same price and on substantially the same terms as the Common Shares offered to be purchased pursuant to the U.S. Offer.

4.	The U.S. Offer is open to all holders of ADSs, wherever located, including Chilean-resident holders, and to all holders of Common Shares who are U.S. holders. Holders of Common Shares who are not U.S. holders may only tender their Common Shares into the Chilean Offer. The Chilean Offer is open to all holders of Common Shares, wherever located, including U.S. holders.

5.	The U.S. Offer is subject to the satisfaction or waiver of various conditions described in the section captioned “The U.S. Offer—Conditions to the U.S. Offer” in the U.S. Offer to Purchase.

6.	Holders of Common Shares and ADSs that tender into the U.S. Offer may elect to receive all (but not part) of the purchase price of Common Shares or ADSs purchased (less the amount of any fees, expenses and withholding taxes that may be applicable) by wire transfer of Chilean pesos. U.S. holders will not be charged an additional amount if such holders elect to receive payment of the purchase price in Chilean pesos. U.S. dollars will be converted to Chilean pesos by the Purchaser at the exchange rate (dólar observado) in effect on September 30, 2013, as published by the Chilean Central Bank (Banco Central de Chile) in the Chilean Official Gazette pursuant to No. 6 of Chapter I of the Compendio de Normas de Cambios Internacionales of the Chilean Central Bank. If holders of Common Shares and ADSs do not elect to receive Chilean pesos, such holders will receive payment by check in U.S. dollars.

7.	Purchaser will not pay any fees or commissions to any broker or other securities intermediary or person (other than the U.S. Information Agent and the U.S. Tender Agent, as described in the U.S. Offer to Purchase, see “The U.S. Offer—Fees and Expenses”) for soliciting tenders of Common Shares and ADSs pursuant to the U.S. Offer.

8.	If required by U.S. federal income tax laws, the U.S. Tender Agent generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of Common Shares pursuant to the U.S. Offer (see the section entitled “Backup Withholding; IRS Forms” of the ADS Letter of Transmittal).

9.	To validly tender ADSs, send the ADS Letter of Transmittal properly completed and duly executed (with any required signature guarantees), and all other required documents (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the U.S. Tender Agent at one of its addresses set forth at the end of this letter as soon as possible and in any event before 11:59 p.m., New York City time, on the Expiration Date, unless the U.S. Offer is extended.

a.	In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of Purchaser’s ADSs in the U.S. Offer, the ADSs must be tendered by the holder’s securities intermediary before 11:59 p.m., New York City time, on the Expiration Date. Further, before 11:59 p.m., New York City time, on the Expiration Date, and the U.S. Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADS into the U.S. Tender Agent’s account at DTC and (ii) an Agent’s Message before 11:59 p.m., New York City time, on the Expiration Date.

b.	Holders of ADSs that cannot deliver such ADSs and all other required documents to the U.S. Tender Agent before 11:59 p.m., New York City time, on the Expiration Date may nevertheless tender such ADSs by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in “The U.S. Offer—Procedure for Tendering into the U.S. Offer.” Purchaser will not provide guaranteed delivery procedures for Common Shares.

10.	All payments, whether in U.S. dollars or Chilean pesos will be less the amount of any fees, expenses and withholding taxes that may be applicable. Under no circumstances will Purchaser pay interest on the consideration paid for Common Shares or ADSs pursuant to the U.S. Offer, regardless of any delay in making such payment.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on September 27, 2013, unless the U.S. Offer is extended.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF METLIFE, PURCHASER, THE U.S. INFORMATION AGENT, THE U.S. TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the Common Share Acceptance Letter and any other documents may be directed to the U.S. Information Agent at its address and telephone number set forth below.

The U.S. Information Agent for the U.S. Offer:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

provida@dfking.com

U.S. Toll Free Number for holders of securities: (800) 290-6427

U.S. Collect Number for banks and brokers: (212) 269-5550

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